Exhibit 99.1

       Scanner Technologies Announces Patent Infringement Suit
                      Against nVidia Corporation


    MINNEAPOLIS--(BUSINESS WIRE)--Sept. 18, 2006--Scanner Technologies (OTCBB:SCNI) today announced it has filed a lawsuit in the United States District Court, Eastern District of Texas against nVidia Corporation claiming willful and deliberate infringement of U.S. Patents numbered 7,079,678 and 7,085,411 which disclose methods of three-dimensional inspection that allow ball grid array ("BGA") devices to be manufactured more precisely and efficiently.
    U.S. Patent 7,079,678, which is assigned to Scanner Technologies, is entitled "Electronic Component Products Made According to a Process that Includes a Method for Three Dimensional Inspection" and discloses a patented process which is directed to a step in the manufacture of a BGA device.
    U.S. Patent 7,085,411, also assigned to Scanner Technologies, is entitled "Method of Manufacturing Electronic Components Including a Method for Three Dimensional Inspection," discloses a method of manufacturing a BGA device.
    The complaint alleges that nVidia has sold and/or is presently selling throughout the United States infringing BGA devices that are covered by one or more claims of the Scanner Patents. The complaint also alleges that nVidia has induced others to infringe. These BGA devices are a component in graphics cards, motherboards, computers, video game consoles, cell phones and handheld devices that are sold in the United States.
    In addition to requesting preliminary and permanent injunctions, the complaint asks the court to award Scanner all damages it is entitled to recover, including reasonable royalties on infringing products, treble damages and attorneys' fees.
    Elwin Beaty, President and CEO of Scanner Technologies stated "Scanner has been developing, manufacturing and selling vision equipment for the semiconductor industry since 1990. We believe that it is critical to protect our patented innovations, and accordingly took these actions today."

    About Scanner Technologies Corporation:

    Scanner is a New Mexico corporation that invents, develops and markets vision inspection products that are used in the semiconductor industry for the inspection of integrated circuits. Scanner's headquarters are located in Minneapolis, Minnesota and has a manufacturing facility in Tempe, Arizona. Scanner's stock is traded on the Over-The-Counter Bulletin Board under the symbol "SCNI." For more information please visit www.scannertech.com.


    CONTACT: Scanner Technologies Corporation
             Elwin Beaty, 763-476-8271